[WELLS FARGO FUNDS LETTERHEAD]

June 7, 2021

Wells Fargo Funds Trust
525 Market Street
San Francisco, California 94105

Re: Shares of Beneficial Interest of

Wells Fargo Funds Trust (the “Trust”)

Ladies/Gentlemen:

I am Senior Counsel of Wells Fargo Funds Management, LLC (the “Company”), investment manager and administrator to the Wells Fargo Funds. I have acted as Counsel to the Company in connection with the issuance and sale of shares by the Wells Fargo Funds.

I refer to the prospectus/information statement and statement of additional information contained in the Trust’s Registration Statement on Form N-14 (the “Registration Statement”) of Wells Fargo Funds Trust relating to the registration and issuance of shares of beneficial interest (the “Shares”), each Share representing an interest in Wells Fargo Spectrum Aggressive Growth Fund, a series of the Trust. The Shares will be issued and sold pursuant to the Agreement and Plan of Reorganization (the “Plan”), as described in the prospectus/information statement.

I have been requested by the Trust to furnish this opinion as an exhibit to the Registration Statement.

Based upon and subject to the foregoing, I am of the opinion that, the Shares, when issued and sold, will be validly issued, fully paid and non-assessable by the Trust.

I consent to the inclusion of this opinion as an exhibit to the Registration Statement.

Sincerely,

/s/ Maureen Towle

Maureen Towle
Senior Counsel
Wells Fargo Funds Management, LLC